Exhibit 99.1

ToughBuilt Industries Announces Second Quarter 2021 Results

●	Significant year-over-year growth of 132% to $15.9 million

●	Backlog remains robust across all product lines

Lake Forest, CA, August 16, 2021 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. (“ToughBuilt”) (NASDAQ: TBLT; TBLTW), today reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights:

●	Revenues for the second quarter of 2021 increased 132% to $15.9 million, compared to $6.8 million in the second quarter of 2020. The significant increase in revenue was primarily the result of wide acceptance of our products in the tool industry by new customers, combined with follow-on sales orders of metal goods and soft goods from our existing customers.

●	Gross profit increased 41% to $3.4 million, compared to $2.4 million in the second quarter of 2020. Gross profit margins for the quarter were 21.2%, compared to 34.8% in the year ago period. The decline in margins for Q2 was primarily due to industry-wide supply chain disruptions, which have led to historically high shipping costs, as well as substantial increases in inventory levels during Q2.

●	Operating expenses were $10.7 million, compared to $4.6 million in the second quarter of 2020. The increase in operating expense was primarily driven by higher SG&A expenses due to an expanded workforce from approximately 30 to 121 global employees and contractors, increased R&D expenses, and marketing costs.

●	Net loss attributable to common stockholders was $7.4 million, or $0.09 per share, as compared to a net loss of $2.5 million, or $0.11 per share in the second quarter of 2020.

●	Cash and cash equivalents was $20.2 million as of June 30, 2021.

“Our second quarter 2021 revenue increased significantly year-over-year and sequentially to $15.9 million, driven by strong demand from leading retailers in the US and abroad across all product lines. Additionally, we recorded record Amazon sales in the first half of 2021, which is a positive signal that our brand continues to resonate with the end user. We strengthened relationships with our U.S. and Canada-based retail partners, and, at the same time, penetrated new large retailers in European markets,” commented Michael Panosian, ToughBuilt’s Chief Executive Officer. “Shortly after the quarter end, we launched our two-in-one scraper/utility knife, bringing a never-before-seen innovation to a previously static hand tool category, and already we’re seeing accelerated order volumes online and in-stores throughout the world. Consistent with last quarter, our strategy for the remainder of 2021 is to leverage our existing retail network to launch several additional product lines, to expand into high-growth international markets and to enhance our manufacturing and distribution capabilities through hiring industry professionals.”

CONFERENCE CALL INFORMATION

Michael Panosian, Chief Executive Officer, and Martin Galstyan, Chief Financial Officer, will host a conference call to review the Company’s financial and operating results at 8:30am ET today.

To attend the conference call, please dial one of the teleconference numbers below or follow the live audio webcast here: http://public.viavid.com/index.php?id=146251. Attendees are encouraged to dial in to the conference call at least five minutes prior to the start time.

U.S. TOLL-FREE: 1-877-407-9716

INTERNATIONAL: 1-201-493-6779

To listen to a replay of the conference call, please dial one of the teleconference numbers below. The replay will also be available through the audio webcast link here: http://public.viavid.com/index.php?id=146251.

REPLAY U.S. TOLL-FREE: 1-844-512-2921

REPLAY INTERNATIONAL: 1-412-317-6671

REPLAY PIN: 13722358

ABOUT TOUGHBUILT INDUSTRIES, INC.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) delays in bringing products to key markets, (iii) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (iv) intense competition in the industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) our reliance on single suppliers for certain product components, (x) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xi) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:

KCSA Strategic Communications

David Hanover

toughbuilt@kcsa.com

Source: Toughbuilt Industries, Inc